August 5, 1998


Mr. Eric Lidow
454 Cuesta Way
Los Angeles, CA 90077


Dear Eric:

In accordance with the decision of the Board of Directors of International Rectifier Corporation on August 5, 1998, it is proposed to amend that certain Executive Employment Agreement between you and the Company, dated May 15, 1991 (as previously amended April 12, 1995 and June 22, 1998, hereinafter sometimes also referred to as the "Agreement") as follows.

Section 3 of the Executive Employment Agreement is amended by the addition of the following sub-section (d):

     "d)  Corporation and Executive agree that the Pension described in
          Section 3(a)(iii) of this Agreement, as amended, shall not be paid in accordance with the terms of that provision. Instead, Corporation shall direct Union Bank of California, N. A., as trustee of the International Rectifier Corporation Trust for Retirement Benefits for Eric Lidow (the "Trust") to make a payment (the "Payment") to Executive of all remaining assets of the Trust. Such payment shall ultimately be reduced by any amounts determined by the Corporation to be necessary to satisfy applicable tax withholding requirements. The Payment shall be made to Executive as soon as possible following addition of this
          Section 3(d) to this Agreement. The Payment shall satisfy all obligations of the Corporation under Section 3(a)(iii) of this Agreement, as amended, to pay Executive or his spouse any pension or retirement benefits.

          Executive acknowledges and agrees that following the Payment, Executive shall no longer be entitled to any pension or retirement benefits payable by the Corporation or any trust established by the Corporation pursuant to Section 3(a)(iii) of the Executive Employment Agreement. Executive shall also obtain his spouse's acknowledgment and consent that following the Payment she will have no entitlement, either before or after Executive's death, to any pension or retirement benefits payable by the Corporation or any trust established by the Corporation, and attributable to Executive's employment with the Corporation, pursuant to Section 3(a)(iii) of the Executive Employment Agreement."

Eric Lidow
August 5, 1998
Page Two


Except as hereinabove stated, the subject agreement shall remain in full force and effect.

If the foregoing is acceptable, you and your wife should sign this letter in the spaces indicated below and return one copy of this letter to me.

                                        Sincerely,

                                        /s/ Michael P. McGee

                                        Michael P. McGee
                                        Chief Financial Officer




Accepted and Agreed to:


 /s/ Eric Lidow                         Date:    September 22, 1998
------------------------------               -----------------------------
Eric Lidow



I, Elizabeth Lidow, am the spouse of Eric Lidow. I hereby acknowledge and agree that following the "Payment" described in this letter agreement I will have no entitlement, either before or after my spouse's death, to any pension or retirement benefits payable by International Rectifier Corporation (the "Corporation"), or any trust established by the Corporation, which are attributable to my spouse's employment with the Corporation, pursuant to Section 3(a)(iii) of the aforementioned "Executive Employment Agreement".


 /s/ Elizabeth Lidow                    Date:    September 22, 1998
------------------------------               -----------------------------
Elizabeth Lidow